Exhibit 11. Statement regarding Computation of Per Share Earnings
(in thousands except per share data)

                                                             Three Months Ended        Six Months Ended
                                                                   June 30,                 June 30,
                                                            --------------------     --------------------
                                                              1997        1996         1997        1996
                                                            --------    --------     --------    --------

Net income ..............................................   $ 7,921     $ 6,561      $15,374     $12,992
                                                            ========    ========     ========    ========

Weighted average number of common shares and equivalents:
      Shares issued .....................................    16,531      16,531       16,531      16,531
      Shares in treasury ................................    (2,643)     (2,168)      (2,563)     (1,943)
      Shares held by the ESOPs which have not been
        committed to be released ........................      (978)     (1,088)        (991)     (1,102)
      Shares issuable pursuant to stock option plans
        less shares assumed repurchased at the
        average market price ............................       985         991        1,036         950
                                                            --------    --------     --------    --------

Number of shares for computation of primary
   earnings per share ...................................    13,895      14,266       14,013      14,436

      Net additional shares issuable pursuant to
        stock option plans at period-end market price ...        35                       51          41
                                                            --------    --------     --------    --------

Number of shares for computation of fully diluted
   earnings per share ...................................    13,930      14,266       14,064      14,477
                                                            ========    ========     ========    ========

Earnings per share:
   Primary ..............................................   $  0.57     $  0.46      $  1.10     $  0.90
                                                            ========    ========     ========    ========

   Fully diluted ........................................   $  0.57     $  0.46      $  1.09     $  0.90
                                                            ========    ========     ========    ========



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